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                                                                  EXHIBIT 99.B11



                       CONSENT OF INDEPENDENT ACCOUNTANTS



    We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 26 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 22, 1996, relating to the financial statements and financial highlights appearing in the September 30, 1996 Annual Report to Shareholders of the SEI Institutional Managed Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in the Prospectuses and under the heading "Financial Statements" in the Statement of Additional Information.



              [SIG]

PRICE WATERHOUSE LLP
Philadelphia, PA
January 24, 1997